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                                                                       EXHIBIT 3

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May __, 1998 by and between Star Theatres, Inc., a Delaware corporation ("Star Theatres"), Loews Theatre Enterprises, Inc., a Delaware corporation ("Loews Theatre Enterprises") and Sony Pictures Entertainment Inc., a Delaware corporation ("SPE").

                                   BACKGROUND

     Star Theatres is a wholly owned subsidiary of SPE and Loews Theatre Enterprises is a wholly owned subsidiary of LTM Holdings, Inc., a Delaware corporation ("Loews Theatres" and, together with SPE, the "Shareholders"). The Boards of Directors and shareholders of each of Star Theatres and Loews Theatre Enterprises have approved the merger (the "Merger") of Star Theatres with and into Loews Theatre Enterprises pursuant to the terms of this Agreement. The Board of Directors of Star Theatres has approved and adopted this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the date hereof, Loews Theatres transferred 2,373,217 shares of its common stock (the "LTM Merger Shares") to Loews Theatre Enterprises.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                 I.  THE MERGER

     1.1  The Merger.  Upon the terms hereof, and in accordance with the
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relevant provisions of Section 251 of the Delaware General Corporation Law (the
"DGCL"), Star Theatres shall be merged with and into Loews Theatre Enterprises. Following the Merger, Loews Theatre Enterprises shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware, and the separate existence of Star Theatres shall cease.

     1.2  Effective Time.  The Merger shall be consummated by filing with the
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Secretary of State of the State of Delaware a certificate of merger (the
"Certificate of Merger") in accordance with Section 251 of the DGCL. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed.
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     1.3  Effects of the Merger.  The Merger shall have the effects set forth in
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Section 259 of the DGCL.

     1.4.  Certificate of Incorporation and By-Laws.  The Certificate of
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Incorporation and the By-Laws of Loews Theatre Enterprises shall be the
Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.5  Directors and Officers.  The directors and officers of Loews Theatre
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Enterprises immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

     1.6  Conversion of Shares.  At the Effective Time, by virtue of the Merger
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and without any action on the part of any of the holders of any capital stock of
Star Theatres, the shares of common stock of Star Theatres issued and outstanding immediately prior to the Effective Time, in the aggregate, shall be converted into the right to receive, in the aggregate, the LTM Merger Shares.

     1.7  Closing Deliveries.  At the closing of the Merger (the "Closing"), SPE
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shall deliver to Loews Theatre Enterprises the minute books, stock transfer records and all other corporate books and records of Star Theatres.

     1.8  Intention.  The parties hereto intend that the Merger will be treated
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as a transaction that qualifies under Code Sections 368(a)(1)(A) and
368(a)(2)(D) and agree to so report the Merger for all tax purposes to the extent permitted by applicable law.

                      II.  REPRESENTATIONS AND WARRANTIES

     SPE hereby represents and warrants to Loews Theatre Enterprises as follows:

     (a) SPE owns directly all the outstanding shares of capital stock of Star Theatres (the "Star Shares").

     (b) Each of the Star Shares is duly authorized, validly issued, fully paid and nonassessable.

     (c) Each of the Star Shares is owned directly by SPE free and clear of all encumbrances.

     (d) Immediately following the Closing, Loews Theatres will have good and marketable title to all of the issued and outstanding shares of capital stock of the Surviving Corporation, free and clear of all liens, pledges, security interests,

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rights of first refusal, options, claims, hypothecs or other encumbrances, other than LTM Permitted Encumbrances, as such term is defined in that certain Amended and Restated Master Agreement dated as of September 30, 1997 by and among SPE, Loews Theatres and Cineplex Odeon Corporation (the "Master Agreement").

     (e) Immediately following the Closing, all of the motion picture exhibition assets owned by Star Theatres and used in connection with or relating to Star Theatres' motion picture exhibition business will be owned by Loews Theatre Enterprises.

                              III.  MISCELLANEOUS

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No representations and warranties set forth in this Agreement shall survive the Closing. All covenants and agreements set forth in this Agreement shall survive the Closing. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              LOEWS THEATRE
                              ENTERPRISES, INC.


                              BY /s/ John T. McBride, Jr.
                              ________________________________
                                 Name:  John T. McBride, Jr.
                                 Title: Senior Vice President, General
                                        Counsel and Assistant Secretary


                              STAR THEATRES, INC.


                              BY /s/ Ronald N. Jacobi
                              _________________________________
                                 Name:  Ronald N. Jacobi
                                 Title: Executive Vice President and
                                        General Counsel


                              SONY PICTURES
                              ENTERTAINMENT INC.


                              BY /s/ Ronald N. Jacobi
                              _________________________________
                                 Name:  Ronald N. Jacobi
                                 Title: Executive Vice President and
                                        General Counsel

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